Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING, INC. RETAINS GOLDMAN, SACHS & CO.

TO EVALUATE STRATEGIC ALTERNATIVES

LAS VEGAS, NEVADA — FEBRUARY 28, 2008 — Herbst Gaming, Inc. (the “Company”) today announced that the Company has engaged Goldman, Sachs & Co. as financial advisor to assist the Company with its evaluation of financial and strategic alternatives.  These alternatives may include a recapitalization, refinancing, restructuring or reorganization of the Company’s obligations or a sale of some or all of its businesses.

Ed Herbst, the Company’s Chairman, President and CEO, commented, “The Company has a long history of providing gaming services in Nevada and we believe in the strength of the Terrible’s brand; however, the recent impact from Question 5, the Nevada smoking ban, and general economic weakness has required us to explore our alternatives.  We are confident that our retention of a financial advisor will help us capitalize on the strength of our brand and position the Company to maximize long-term value.”

The Company cautions that there can be no assurance that this evaluation will result in any specific transaction.

About Herbst Gaming

Herbst Gaming is an established casino and slot route operator that operates casinos located in Nevada, Missouri and Iowa. Additional information is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.